Exhibit 99.03 - 08/01/2002 - (Subsequent Event)

DataMEG Corp. Subsidiary, CAS Communications, Inc., Executes Agreement for CAS Technology Product-Prototype Build T

WASHINGTON, Aug 1, 2002 -- DataMEG Corp. (DTMG) announced today that their CAS Communications, Inc. (CASCOM) subsidiary has commenced building the prototype CAS product through a partnered effort that involves Commgene, Inc. and a communications-industry product developer.

Commgene, Inc. is a business-consulting firm specializing in organizing communications technology and genetic development projects. The current development project will produce a network-operational CAS product-prototype. CASCOM expects that this phase of their CAS product development program will be completed in 8-10 weeks.

"CAS Communications, Inc. has developed new strategic alliances that will further our efforts to bring CAS into the marketplace. Commgene, Inc. has been integral in these efforts to create the necessary partnerships and alliances required to ensure that our CAS technology development efforts are successful," stated Andrew Benson, President DataMEG Corp.

Mr. Anthony Boiardi, Chief Executive Officer at Quantum Advanced Technologies stated, "We are extremely pleased with the new structure and focus of the CAS technology product development program and our affiliations with Commgene, Inc. and other strategic partners, who will play important roles as the CAS development project moves forward. The current CAS development project is being undertaken by a communications industry business, providing their manpower and facility resources in return for future considerations that will be granted by CAS Communications, in the form of equity or licensing agreements."

Mr. Boiardi continued, "We have been involved over the past several weeks in CAS product-prototype design work with communications industry experts. These newly affiliated resources are experts in the field of advanced data communication transmission design and configuration. The CAS design we have produced for communications network implementation has been reviewed and verified by this team and is currently in the build-out phase of the project."

DataMEG Corp. and CAS Communications, Inc. expect to have additional information available shortly, regarding the details of their contractual agreements with their technology development partner and Commgene, Inc.

Mr. Boiardi stated, "We will be releasing information pertinent to our contractual obligations with our CAS development partners, at an appropriate time in the near future. We also expect to have additional information releases, as appropriate, regarding developments in the CAS product-prototype project."

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect," "anticipate," "could," "would", "will", and "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, the successful completion of projects underway at North Electric Company and the business conditions and growth in related areas of telecommunications, wireless and digital transmission areas, and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving products. Other risks may be detailed from time to time in our filings with the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiaries undertake any obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise